Exhibit (i4)

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE

VIA EDGAR

February 26, 2021

Aberdeen Investment Funds

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Aberdeen Investment Funds – File No. 033-47507, Post-Effective Amendment No. 85, File No. 811-06652, Amendment No. 87

Ladies and Gentlemen:

We hereby consent to the reference to our firm as counsel in Post-Effective Amendment No. 85 to the Registration Statement of Aberdeen Investment Funds (the “Registrant”) under the Securities Act of 1933, as amended (File No. 033-47507), and Amendment No. 87 to the Registrant’s Registration Statement under the Investment Company Act of 1940, as amended (File No. 811-06652).

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.